Exhibit 10.22

FORM OF

STOCKHOLDER’S AGREEMENT

BETWEEN

DOUBLEVERIFY HOLDINGS, INC.

AND

PROVIDENCE VII U.S. HOLDINGS L.P.

DATED AS OF                     , 2021

This STOCKHOLDER’S AGREEMENT is made and entered into as of                  , 2021, by and between DoubleVerify Holdings, Inc., a Delaware corporation (the “Company”) and Providence VII U.S. Holdings L.P., a Delaware limited partnership (the “PEP Investor”).  Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company intends to undertake an underwritten initial public offering of Common Stock (the “IPO”); and

WHEREAS, in connection with the IPO, and effective as of the date on which the U.S. Securities and Exchange Commission (the “SEC”) declares effective a registration statement on Form S-1 filed in connection with the IPO (the “Effective Date”), the Company and the PEP Investor wish to set forth their respective rights and obligations on and after the Effective Date, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

“Agreement” means this Stockholder’s Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Annual Budget” has the meaning given to such term in Section 2.4(b).

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

“Board” means the board of directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect upon the closing of the IPO, and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Charter.

“CEO” means the Chief Executive Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board.

“CFO” means the Chief Financial Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board.

“Common Stock” means the shares of common stock, par value $0.001 per share, of the Company including any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including with respect to any stock split or stock dividend, or a successor security.

“Company” has the meaning given to such term in the Preamble.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Director” means any member of the Board.

“Director Indemnification Agreement” means an indemnification agreement in the form attached hereto as Exhibit A.

“Effective Date” has the meaning given to such term in the Recitals.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any federal, state, local or foreign court, legislative, executive or regulatory authority or agency.

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to the PEP Investor or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, whether written or oral or in electronic or other form and whether prepared by the Company, its Representatives or otherwise, together with all written or electronically stored documentation prepared by the PEP Investor or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by the PEP Investor or its Representatives, (ii) is or becomes available to the PEP Investor on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to the PEP Investor’s knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to the PEP Investor by a contractual, legal or fiduciary obligation, (iii) is independently developed by the PEP Investor or its Representatives or Affiliates on its own behalf without use of any of the confidential information or (iv) was in the PEP Investor’s, its Affiliates’ or its Representatives’ possession prior to the date of this Agreement.

“IPO” has the meaning given to such term in the Recitals.

“PEP Designee” has the meaning given to such term in Section 2.1(b).

“PEP Investor” has the meaning given to such term in the Preamble.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group, within the meaning given to such term in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, comprised of any two or more of the foregoing.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, current members, prospective members that are subject to customary confidentiality agreements or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of the PEP Investor, any person designated for nomination by the Board as a Director by the PEP Investor and any person employed by Providence Equity Partners L.L.C.

“SEC” has the meaning given to such term in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, managing member or otherwise exercises similar management control.

1.2          Other Definitional Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

2.1          Board Representation.

(a)           Following the closing of the IPO, the PEP Investor shall have the right, but not the obligation, to designate for nomination by the Board as Directors a number of designees equal to:  (i) at least a majority of the total number of Directors comprising the Board at such time as long as the PEP Investor beneficially owns at least 50% of the outstanding shares of Common Stock; (ii) at least 40% of the total number of Directors comprising the Board at such time as long as the PEP Investor beneficially owns at least 40% but less than 50% of the outstanding shares of Common Stock; (iii) at least 30% of the total number of Directors comprising the Board at such time as long as the PEP Investor beneficially owns at least 30% but less than 40% of the outstanding shares of Common Stock; (iv) at least 20% of the total number of Directors comprising the Board at such time as long as the PEP Investor beneficially owns at least 20% but less than 30% of the outstanding shares of Common Stock; and (v) at least 5% of the total number of Directors comprising the Board at such time as long as the PEP Investor beneficially owns at least 5% but less than 20% of the outstanding shares of Common Stock.  For purposes of calculating the number of PEP Designees that the PEP Investor is entitled to designate for nomination pursuant to the formula outlined above, any fractional amounts would be rounded to the nearest whole number (but not below one as long as the PEP Investor beneficially owns at least 5% of the outstanding shares of Common Stock) and the calculation would be made on a pro forma basis after taking into account any increase in the size of the Board.

(b)           In the event that the PEP Investor has designated for nomination by the Board less than the total number of designees the PEP Investor shall be entitled to designate for nomination pursuant to Section 2.1(a), the PEP Investor shall have the right, at any time, to designate for nomination such additional designees to which it is entitled, in which case, the Company and the Directors shall use their best efforts, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), to (x) enable the PEP Investor to designate for nomination and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise, and (y) to designate such additional individuals designated for nomination by the PEP Investor to fill such newly-created vacancies or to fill any other existing vacancies.  Each such individual whom the PEP Investor shall actually designate for nomination pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “PEP Designee.”

(c)           In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Director designated by the PEP Investor pursuant to this Section 2.1, the remaining Directors and the Company shall use their best efforts, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), to cause the vacancy created thereby to be filled by a new designee of the PEP Investor, to the extent the PEP Investor would at such time be entitled to designate a designee for nomination pursuant to Section 2.1(a), as soon as possible, and the Company hereby agrees to use its best efforts to take, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), at any time and from time to time, all actions necessary to accomplish the same.

(d)           The Company agrees to use its best efforts, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), to include the individuals designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors and to nominate and recommend each such individual to be elected as a Director as provided herein.  The Company is entitled to identify such individual as a PEP Designee pursuant to this Agreement.

(e)           Insofar as the Company is or becomes subject to requirements under Applicable Law or the regulations of any self-regulatory organization, including the New York Stock Exchange or such other national securities exchange upon which the Common Stock is listed to which the Company is then subject, relating to the composition of the Board or committees thereof, their respective responsibilities or the qualifications of their respective members, the PEP Investor shall cooperate in good faith to select for nomination its designees to the Board under this Section 2.1 so as to permit the Company to comply with all such applicable requirements.

(f)            No PEP Designee who is an employee of the PEP Investor shall be paid any fee (or provided any equity-based compensation) for service as Director or member of any committee of the Board, unless otherwise determined by the Board; provided that, in accordance with Company policy, each PEP Designee shall be entitled to reimbursement by the Company for reasonable and documented out-of-pocket expenses incurred in connection with business related to his or her service on the Board or committees thereof, including, without limitation, reasonable travel, lodging and similar out-of-pocket expenses, subject to any maximum reimbursement obligations as may be established by the Board from time to time.  Notwithstanding the foregoing, any PEP Designee whom the Board determines to be “independent” as defined under the rules and regulations of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended, shall be entitled to compensation in accordance with the Company’s independent director compensation program.

(g)           Notwithstanding anything in this Section 2.1 or anything contained elsewhere in this Agreement, the Company shall not be obligated to cause to be nominated for election to the Board or to recommend to the Company’s stockholders the election of any PEP Designee in the event that the Board determines in good faith that such action would constitute a breach of its fiduciary duties.

2.2          D&O Insurance; Director Indemnification.  On or prior to the date of this Agreement, the Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms, and any such insurance approved by the Board shall be deemed to be customary and on commercially reasonable terms.  On or prior to the date of this Agreement, the Company shall execute and deliver to each Director serving on the Board as of the date hereof a Director Indemnification Agreement.  From and after the date hereof, concurrently with or prior to any PEP Designee joining the Board, the Company shall execute and deliver to each such PEP Designee an agreement no less favorable to such PEP Designee than the Director Indemnification Agreement.

2.3          Corporate Opportunity.  The Company agrees, to the fullest extent permitted by law, to ensure that no amendment to the provisions of the certificate of incorporation of the Company, as amended or restated from time to time, pertaining to the renouncement of corporate opportunity is effected without the consent of the PEP Investor for so long as the PEP Investor has the right pursuant to this Article II to designate at least one PEP Designee.

2.4          Available Financial Information.  Upon written request of the PEP Investor, the Company will deliver, or cause to be delivered, to the PEP Investor or its designated Representative, for so long as the PEP Investor has the right pursuant to Section 2.1(a) to designate at least one (1) PEP Designee:

(a)           as soon as available after the end of each month, and in any event within thirty (30) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations and comprehensive income and cash flows of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board.  Unless the PEP Investor requests in writing that the monthly reports described above be specifically provided, the Company shall be deemed to have satisfied the information delivery requirement in this Section 2.4(a) by providing monthly metrics prepared for the Board in form and substance substantially consistent with those prepared as of the date of this Agreement by the date described in the first sentence hereof; and

(b)           an annual budget, a business plan and financial forecasts for the Company for each fiscal year of the Company (the “Annual Budget”), as soon as reasonably practicable after approval by the Board, and in any event no later than sixty (60) days after the end of the Company’s immediately preceding fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based; it being recognized by the PEP Investor that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results.  Any material changes in such Annual Budget shall be delivered to the PEP Investor as promptly as practicable after such changes have been approved by the Board.

2.5          Other Information.  The PEP Investor shall have access to such other information concerning the Company’s business or financial condition and the Company’s management as may be reasonably requested, including all information that is necessary for (a) each of the PEP Investor and its Affiliates to comply with income tax reporting and regulatory requirements and (b) the PEP Investor to prepare its and its Affiliates’ quarterly and annual financial statements.

2.6          Access.  The Company shall, and shall cause its Subsidiaries, officers, Directors, employees, auditors and other agents to (a) afford the PEP Investor and its Representatives (other than prospective members), so long as the PEP Investor shall beneficially own at least 5% of the outstanding shares of Common Stock, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, advisors, properties, offices and other facilities and to all books and records, and (b) afford the PEP Investor the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as the PEP Investor may reasonably request upon reasonable notice.

ARTICLE III

MISCELLANEOUS

3.1          Confidentiality.  The PEP Investor agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent the PEP Investor from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over the PEP Investor, (c) to the extent required by law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder or (e) to its Representatives; provided further that, in the case of clause (a), (b) or (c) of this Section 3.1, the PEP Investor shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available; provided further that, solely for purposes of this Section 3.1, the definition of “Representatives” in this Agreement (including as such term is used in the definition of “Information”) shall include Providence Strategic Growth Capital Partners L.L.C.

3.2          Amendments and Waivers.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the PEP Investor.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

3.3          Successors, Assigns and Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Neither party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party.

3.4          Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile, e-mail or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address, e-mail or facsimile number as such party shall designate by like notice):

(a)           if to the Company, to:

DoubleVerify Holdings, Inc.

233 Spring Street

New York, NY 10013

Attention:  Andy Grimmig, Chief Legal Officer

E-mail:  andy.grimmig@doubleverify.com

(b)           if to the PEP Investor, to:

Providence VII U.S. Holdings L.P.

c/o Providence Equity Partners L.L.C.
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
Attention:  Davis Noell and Sarah Conde

E-mail:  d.noell@provequity.com and s.conde@provequity.com
Fax:  (212) 588-6700

(c)           in each case, with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Morgan J. Hayes, Esq.

E-mail:  mjhayes@debevoise.com
Fax:  (212) 521-7483

3.5          Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.  To the fullest extent permitted by Applicable Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the PEP Investor being deprived of the rights contemplated by this Agreement.

3.6          Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement, and this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

3.7                               Restrictions on Other Agreements; Bylaws.  The provisions of this Agreement shall be controlling, to the fullest extent permitted by Applicable Law, if any such provision or the operation thereof conflicts with the provisions of the Bylaws.  Each of the parties covenants and agrees to take, or cause to be taken, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), any action reasonably requested by the Company or the PEP Investor, as the case may be, to amend the Bylaws so as to avoid any conflict with the provisions hereof, including, in the case of the PEP Investor, to vote its shares of Common Stock.

3.8                               Termination of Rights.  This Agreement shall terminate on the earlier to occur of (a) such time as the PEP Investor is no longer entitled to nominate a Director pursuant to Section 2.1(a) of this Agreement and (b) upon the delivery of a written notice by the PEP Investor to the Company requesting that this Agreement terminate.

3.9                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof to the extent that such principles would require or permit the application of laws of another jurisdiction.

3.10                        Jurisdiction and Forum; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 3.5.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.11                        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (b) as to such Person or circumstance or in such jurisdiction, such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

3.12                        Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

3.13                        Titles and Subtitles.  The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

3.14                        Effectiveness.  This Agreement shall become effective upon the Effective Date.

3.15                        No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, Director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

3.16                        Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth in the first paragraph hereof.

DOUBLEVERIFY HOLDINGS, INC.

By:
Name:
Title:

[Signature Page — Stockholder’s Agreement]

PROVIDENCE VII U.S. HOLDINGS L.P.

By:	Providence Equity GP VII-A L.P., its general partner

By:	PEP VII-A International Ltd., its general partner

By:
Name:
Title:

[Signature Page — Stockholder’s Agreement]

Exhibit A

Form of Director Indemnification Agreement

A-1